Exhibit 99.1

FOR IMMEDIATE RELEASE

SiriusXM Exceeds 2015 Subscriber Guidance; Issues 2016 Guidance

NEW YORK – January 5, 2016 – SiriusXM today announced that it ended 2015 with 29.6 million subscribers, reporting approximately 2.3 million net subscriber additions in the year, exceeding the company’s increased guidance of 2.0 million net subscriber additions. Self-pay net subscriber additions in 2015 were 1.77 million, exceeding the company’s increased 2015 guidance of 1.6 million and resulting in self-pay subscriptions of over 24 million at year end.

The company also announced that it expects to meet or exceed its 2015 guidance for revenue, adjusted EBITDA and free cash flow.

“We delivered a fantastic year in 2015, nearly doubling our original subscriber guidance and beating our other financial guidance across the board, even after raising our subscriber and financial guidance multiple times. I’m very pleased we were able to renew key content agreements during the year, especially agreements with Howard Stern and the NFL that extend through the end of the decade and beyond,” said Jim Meyer, SiriusXM’s Chief Executive Officer.

“We are rapidly approaching 30 million subscribers and will continue making key investments in content, new marketing capabilities, our connected vehicle business, new satellites and a next generation wideband chipset, all of which will drive the long-term growth of our dynamic business. We also expect to continue our long record of delivering cost-effective growth and returning substantial capital to stockholders via buybacks, which we anticipate will result in strong double-digit growth in free cash flow per share,” added Meyer.

The company also issued 2016 guidance for continued growth in subscribers, revenue, adjusted EBITDA and free cash flow:

•	Net subscriber additions of approximately 1.4 million,
•	Revenue of approximately $4.9 billion,
•	Adjusted EBITDA of approximately $1.78 billion, and
•	Free cash flow of approximately $1.4 billion.

SiriusXM expects to announce its complete results for the fourth quarter and full year 2015 in the first week of February 2016.

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio broadcaster measured by revenue and has 29 million subscribers. SiriusXM creates and broadcasts commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company in the U.S. and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers in cars, trucks, and RVs through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers critical weather, data and information services to aircraft and boats through SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, XMWX Weather, and XMWX Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has more than 2.6 million subscribers. SiriusXM is also a leading provider of connected vehicles services to major automakers, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning.  Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  our competitive position versus other radio and audio service providers; our ability to attract and retain subscribers, which is uncertain; our dependence upon the auto industry; general economic conditions; changes in consumer protection laws and their enforcement; the security of the personal information about our customers; other existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; royalties we pay for music rights, which increase over time; the unfavorable outcome of pending or future litigation; our failure to realize benefits of acquisitions or other strategic initiatives; rapid technological and industry changes; failure of third parties to perform; failure to comply with FCC requirements; modifications to our business plans; our indebtedness; and our principal stockholder has significant influence over our management and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov).  The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
hooper.stevens@siriusxm.com

Chris Leal
212-584-5236
Chris.leal@siriusxm.com